Exhibit 99.1

ABN AMRO

Rules of the Performance Share Plan
applicable to Awards for the Managing
Board and Senior Executive
Vice Presidents

Note: As from 1 January 2005 the Rules also comprise the Restricted Share Plan applicable to Corporate Executive Vice Presidents, Corporate Managing Directors and such other Eligible Employees as may be selected to participate from time to time by the Managing Board.

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan
Contents
1	Definitions
2	Grant Process
3	Award Terms
4	Vested Shares and Exercise of Share Rights
5	Take-overs, Reconstructions, Liquidations etc
A. Provisions applicable to Awards granted before 23 March 2006
B. Provisions applicable to Awards granted on or after 23 March 2006
6	Variation of Share Capital
7	Maturing Awards and Exercise of Share Rights
8	Administration and Amendment
9	Miscellaneous
Note:	Provisions marked [1] apply to Awards made before or after 23 March 2006
Provisions marked [2] apply only to Awards made on or after 23 March 2006

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan
Definitions

1.1	In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

	“ABN AMRO Dealing Rules”	the Bank’s rules governing inside information on ABN AMRO shares;

	“Announcement Date”	the date on which the Company makes the announcement of its final results for the accounting reference period immediately preceding the date of the Invitation or the half year results for the accounting reference period in which the Invitation is made;

	“Application Form”	an application form (where required) in the form or forms agreed by the Relevant Board from time to time;

	“Associated Company”	any corporation in which the Company has a participation interest in the issued share capital of that corporation and which forms part of the Group within the meaning of Article 24(b) Book 2, Title 1 of the Dutch Civil Code;

	“Award”	a Share Award or a Share Right

	“Award Certificate”	an Award Certificate in the form or forms agreed by the Relevant Board from time to time in respect of Share Awards and Share Rights;

	“Award Holder”	an Eligible Employee who has been made an Award or (where the context admits) his Beneficiary;

	“the Bank”	ABN AMRO Bank NV established in Amsterdam;

	“Beneficiary”	the person or persons established according to the following order of priority

		i)	the Eligible Employee’s Spouse failing whom

		ii)	the Eligible Employee’s descendants known by the Plan Administrator to exist at the date of death, in equal shares per stirpes; failing whom

		iii)	the Eligible Employee’s forbears known by the Plan Administrator to exist at the date of death in equal shares per stirpes; failing whom

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

	iv)	the Eligible Employee’s beneficiary or beneficiaries (being his residuary legatees) under the terms of his will or other document as shall under local law govern the disposition of his property on his death under such local law as governs inheritance, failing whom

	v)	the Bank

“the Company”	ABN AMRO Holding NV established in Amsterdam or, save for Rules 2, 3, and 8.3, such company as shall be at any time the “Acquiring Company” as defined in Rule 5[1];

“Control”[2]	in relation to a body corporate (“the Body Corporate”) the power of a person which is a member of that Body Corporate to secure:

(a) by the holding of shares or the possession of voting power in or in relation to the Body Corporate or any other body corporate; or

(b) by virtue of its right to appoint or remove a majority of the board of directors of that Body Corporate ; or

(c) by virtue of any power conferred by the certificate of incorporation, statutes, articles of association, by laws, membership agreement or other document regulating the Body Corporate or any other body corporate that the affairs of the Body Corporate are conducted in accordance with the wishes of that person;

“Date of Award”	the date on which an Award, was or is to be granted to an Eligible Employee under the Plan, or which is treated as being Awarded pursuant to Rule 3.2;

“Dealing Day”	a day on which Euronext is open for business;

“Eligible Employee”	an employee of any company within the Group who has been selected to participate by the Relevant Board;

“Euronext”	Euronext Amsterdam N.V. or its successor;

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

“Exercise Price”	the price, if any at which an Eligible Employee may acquire a Share on the exercise of a Share Right;

“Group”	the Company and its Associated Companies and the phrase “Group Company” shall be construed accordingly;

“Group Compliance Department”	the department delegated with the responsibility and authority to determine whether any proposed action or dealing by Eligible Employees is in accordance with the securities or company law or other regulations or code adopted by the Bank (including the ABN AMRO Dealing Rules) in line with such law or regulations;

“Injury, Sickness, Disability”	the cessation of employment by an Eligible Employee because of injury, sickness or disability, provided that the Group Company who employs the relevant individual may request reasonable evidence that:

	i)	the individual has ceased his employment because he is incapable of performing it as a result of injury, sickness or disability; and

	ii)	the individual is for that reason likely to remain incapable of performing his employment for the foreseeable future;

“Invitation”	an invitation (where applicable) in the form or forms agreed by the Relevant Board from time to time;

“Invitation Date”	a date on which Eligible Employees are invited (where applicable) to apply for the grant of an Award;

“Managing Board”	the Managing Board of the Bank or a duly constituted committee thereof at which a quorum is present;

“Market Value”	the average of the highest and lowest official quotations of a Share on Euronext on the relevant Date of Grant or any other date on which market value is required to be determined for the purposes of this Plan and, where the context requires, aggregate or total Market Value shall be Market Value multiplied by such number of shares as is relevant in the circumstances[1];

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

“New Award”	an Award over shares in the Acquiring Company (as defined in Rule 51) granted in consideration of the release of a Subsisting Award;

“NIC”	National Insurance Contributions;

“Performance Condition”	a condition or conditions which are set by the Relevant Board which determine the extent to which an Award shall vest in a Participant, as set out in the Award Certificate;

“Performance Period”	the period specified in an Award Certificate;

“Performance Share Award”	an Award made to members of the Managing Board and Senior Executive Vice Presidents;

“this Plan”	this Performance Share Plan and Restricted Share Plan constituted and governed by the Rules with and subject to any amendments hereto properly effected from time to time;

“Plan Administrator”	any committee or individual delegated with the authority to administer the Plan;

“Relevant Board”	the Supervisory Board in relation to Awards made or to be made to members of the Managing Board and in any other case, the Managing Board;

“Relevant Service”	in the case of an Award Holder who ceases to be an Eligible Employee in circumstances in which Rule 4.2 applies, a period equal to the number of complete years in the Performance Period relevant to his Award during which he was an Eligible Employee plus one year;

“Retirement”	the cessation of (active) employment by reason of retirement at the time at which the relevant individual is entitled to retire (whether by statute or by contract) or at such other age as may be agreed by the Group Company which employs the relevant individual, for example early retirement;

“Restricted Share Award”	an Award made to any Eligible Employee who is not a member of the Managing Board or a Senior Executive Vice President;

“Rules”	the rules of the Plan as the same may be amended from time to time and "Rule” shall be construed accordingly;

“Share”	an ordinary share of Euro 0.56 (or its equivalent in any successor currency) in the capital of the

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

Company which is, was or will be fully paid on issue;

“Share Award”	a contingent right to receive Shares subject to the achievement of the Performance Condition;

“Share Right”	an option to acquire Shares under which the ability to exercise is subject to the achievement of the Performance Condition;

“Spouse”	the Eligible Employee’s spouse or, in the case of an Eligible Employee who is not married, the unmarried partner of the Eligible Employee, if any, who fulfils the following conditions:

	i)	is not the father, mother, brother, sister, son, daughter, grandson, granddaughter, nephew, niece or cousin of the Eligible Employee; and

	ii)	has entered into a partner or cohabitation contract with the Eligible Employee before a notary public or in accordance with similar civil partnership arrangements under applicable law[1] and the Plan Administrator has been notified by the Eligible Employee of the notarised or other civil partnership[1] contract and, where requested, been provided with a copy thereof

“Subsisting Award”	an Award which has been granted and which has not lapsed, been surrendered or been exercised or been satisfied in full;

“Supervisory Board”	the Supervisory Board of the Company or a duly authorised committee thereof at which a quorum is present;

“Vesting Date”[1]	Subject to Rule 5 (Part A or B as appropriate) the later of:

(a) the date on which the Relevant Board shall determine that the Performance Condition attributable to an Award has been satisfied in whole or in part in accordance with the terms of that Performance Condition; and

(b) the first or the seventh day (as determined by the Relevant Board at the Date of Award) after the Announcement Date for the financial year which is the last financial year of the relevant Performance Period attributable to an Award

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

“Vested Shares”	means the number of Shares which become available to an Award Holder on the Vesting Date and/or in respect of which a Share Right becomes exercisable on that Vesting Date.

1.2	In these Rules, except insofar as the context otherwise requires:

	(i)	words denoting the singular shall include the plural and vice versa;

	(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

	(iii)	headings and captions are provided for reference only and shall not be considered as part of the Plan.

1.3
These Rules comprise both the Performance Share Plan attributable to Awards for the Managing Board and Senior Executive Vice Presidents and also the Restricted Share Plan attributable to Awards for Corporate Executive Vice Presidents, Corporate Managing Directors and other Eligible Employees selected by the Managing Board to participate from time to time. The Rules of each such Plan are in substance the same but in the operation of this combination Plan  it should be noted that) Awards made to Eligible Employees participating in the Performance Share Plan may be on different terms to Awards made to Eligible Employees participating in the Restricted Share Plan in respect of:

	(i)	the method, timing and paperwork in relation to the Grant process under Rule 2; and

	(ii)	the Performance Conditions attributable to such Awards, including the period over which such Performance Conditions shall be measured, the comparative or other Performance Conditions imposed and the terms on which such Awards vest, partially vest or do not vest under those Performance Conditions.

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

2	Grant Process

2.1	The Bank may:

2.1.1	in its discretion grant Awards (whether Share Awards or Share Rights) in accordance with Rule 3 without the Invitation and Application procedure specified in Rule 2.1.2; or

2.1.2	issue Invitations to Eligible Employees inviting them to apply for an Award and in such a case the Invitations shall specify:

	a)	the number of shares over which an Eligible Employee may apply for an Award;

	b)	the type of Award; and

	c)	the closing date for applications

2.2	Invitations may be issued and/or Awards may be granted to Eligible Employees at any time when under local securities, company or other regulations Invitations are permitted to be sent out or Awards are permitted as granted but in any event

	a)	in relation to the Restricted Share Awards not normally later than ten business days after the Announcement Date; and

	b)	in relation to the Performance Share Awards not normally later than ten business days after the Performance Share Awards have received approval by the Relevant Board.

2.3	Each Eligible Employee who has been invited to apply for an Award pursuant to Rule 2.1.2 above, may, before the closing date stated in the Invitation, apply for an Award by duly completing and returning the Application Form to be received on or before the closing date stated in the Invitation.

2.4.1	The Performance Condition in respect of an Award shall:

	(i)	be notified to Eligible Employees on the Invitation (where applicable) and on the Award Certificate;

	(ii)	not be capable of amendment or waiver unless events happen during the Performance Period which cause the Relevant Board to consider that the Performance Condition has ceased to be appropriate and/or a fair measure of performance, where upon the Relevant Board may at any time amend, relax or waive the Performance Condition, provided that in the reasonable opinion of the Relevant Board any varied Performance Condition is materially no more difficult to satisfy than when originally imposed or last amended as the case may be.

2.4.2	For the avoidance of doubt different Performance Conditions may apply to individual Eligible Employees or to categories of Eligible Employees as the Relevant Board shall, in its discretion, determine.

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

3	Award Terms

3.1.1	No later than seven business days after the Announcement Date, an Award or Awards may be made by the Relevant Board to any Eligible Employee under this Plan.

3.1.2
In the case of an Eligible Employee to whom an Invitation has been made a duly completed Application Form must have been received (and not been withdrawn) in order for such an Award to be made and then only if that person is still an Eligible Employee at the Date of Award.

3.2
Where the circumstances noted in Rule 5 apply, New Awards may be granted in consideration for the release of Awards previously made under the Plan.  Such New Awards are deemed to be equivalent to the old Awards and to have been made within the terms of this Plan.

3.3
No Award may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio.  Each Award Certificate shall carry a statement to this effect.  For the avoidance of doubt, this Rule 3.3 shall not prevent the Award of a deceased Award Holder being transferred to the Beneficiary within the terms of these Rules.

3.4
An Award Certificate shall be despatched as soon as practicable after the Date of Award to each Award Holder which shall specify the type of Award (that is, whether a Share Award or a Share Right), the Date of Award, the number of Shares subject to the Award, (which shall in the case of a Share Right specify the basic number of Shares subject to the Award and the maximum potential number of shares potentially exercisable under that Share Right , being the number of Shares which would be Vested Shares if first, the Performance Condition is met to its maximum extent and secondly, the Award Holder was an Eligible Employee throughout the whole Performance Period) the Exercise Price (if relevant) and the Performance Condition.

3.5
To the extent that it is lawful to do so, an Award may be made subject to a condition that any liability of a Group Company to pay secondary NIC in respect of an Award shall be the liability of the relevant Award Holder and payable by that Award Holder in accordance with Rule 7.6 provided that the Relevant Board may in its discretion at any time or times release the Award Holder from this liability or reduce his liability hereunder unless an election in the form envisaged in Paragraph 3 (B)(1) of Schedule 1 to the UK Social Security Contributions and Benefits Act 1992 has been entered into between the relevant Group Company and that Award Holder and that election does not allow for such an election to be subsequently varied.

3.6	No Award may be made under this Plan after the tenth anniversary of the first Award made under it.

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

4	Vested Shares and Exercise of Share Rights

4.1
Subject to each of the succeeding sections of this Rule 4 and Rule 7 below any Subsisting Awards shall Vest and the appropriate number of Shares shall become Vested Shares of the Award Holder or, if deceased, of his Beneficiary in whole or in part at the time of or at any time following the occurrence of the earliest of the following events:

4.1.1	the Vesting Date;

4.1.2	an event governed by Rule 5 (part A or part B as appropriate)[1] if, under the terms of Rule 5, Subsisting Awards are or become Vested in whole or in part[2] as a result of that event;

4.1.3
the Award Holder ceasing to be an employee of the Group by reason of Death prior to the Vesting Date if the Relevant Board decide in their discretion within one month of his Death that his Award shall Vest in whole or in part on a date before the Vesting Date, provided that if no such decision to permit accelerated Vesting under this Rule is made, such Award shall be dealt with in accordance with Rule 4.2;

4.2
If an Award Holder before or after the Vesting Date shall cease to be an Eligible Employee due to Injury, Sickness, Disability or Retirement or in circumstances in which this Rule 4.2 is to apply by virtue of Rule 4.1.3 or Rule 4.3.2, then the number of Shares which would otherwise become Vested Shares shall be adjusted by multiplying such number by the number of years of Relevant Service and dividing the result by the number of financial years in the Performance Period (adjusted as necessary where that Performance Period has been shortened under Rule 5).

4.3	An Award shall lapse on the earliest of the following events:

4.3.1
in the case of a Share Right, the date falling 90 days after the Vesting Date or such other date specified by the Relevant Board at the Date of Award provided that if any part of that 90 day period shall not be an open period and/or if the Award Holder is otherwise prohibited from dealing, the 90 day period shall be extended into the next period in which he is permitted to deal by a number of days determined by the Relevant Board;

4.3.2
upon the Award Holder ceasing prior to or after the Vesting Date to be an employee of the Group for any reason other than Injury, Sickness, Disability, Retirement or Death unless the Relevant Board decides within one month of his so ceasing that his Award shall not lapse in which case such Award shall be dealt with in accordance with Rule 4.2.

4.3.3	On the date on which the Supervisory Board has determined that the Performance Condition has not been satisfied in respect of a Performance Period;

4.3.4	the date of lapse determined in accordance with Rule 5 (Part A or Part B as appropriate)[1];

4.3.5	the surrender of the Award by the Award Holder.

4.4
For the avoidance of doubt Share Awards will only become Vested Shares and Share Rights shall only be exercisable during a period which shall be an open period, or as otherwise permitted under the terms of the ABN AMRO Dealing Rules.

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

5	Take-overs, Reconstructions, Liquidations etc

A. Provisions applicable to Awards granted before 23 March 2006

5A.1	Subject only to Rule 5A.3 but otherwise notwithstanding anything in the Plan to the contrary:

5A.1.1
on the occurrence of a Relevant Event (as defined in Rule 5A.1.2) the Performance Period shall be shortened to end on the day the Relevant Event takes effect, and the Vesting Date of all Subsisting Awards shall be accelerated such that all such Awards shall Vest in full on that day and the Performance Conditions relevant to such Subsisting Awards shall be deemed to have been met in full.  Share Rights which have Vested (whether by reason of this Rule 5A.1.1 or otherwise) shall, to the extent unexercised by the end of a period of 90 days following the date the Relevant Event takes effect, lapse.

5A.1.2
for the purposes of these Rules a Relevant Event means a tender offer for the Company’s Shares, the adoption of a plan of merger, a Controlled Merger (as defined in Rule 5A.1.3 below), the consolidation, reconstruction or liquidation under which either a majority of the Company’s Shares would be eliminated or the Company would become a subsidiary of another Company or a sale of substantially all of the Company’s assets.

5A.1.3	For the purposes of these rules a Controlled Merger means a merger or similar transaction under which;

(a) the Company is not under the control of another company; and

(b) the persons and other bodies who, immediately prior to the merger in aggregate held 100% of the Company’s Shares then in issue, hold on and as a result of the merger less than two thirds of the Company’s Shares in issue immediately on that merger or similar transaction taking effect.

5A.1.4
The Supervisory Board and the Managing Board may jointly in their discretion resolve, before a Relevant Event, to cancel any or all Awards (whether Share Awards or Share Rights) upon the occurrence of that Relevant Event and provide for the payment to Award Holders in cash of an amount equal to the Market Value of the Shares subject to such Awards at the close of business on the Dealing Day immediately preceding the date such Relevant Event takes effect.  For the avoidance of doubt if the Supervisory Board and the Managing Board do not jointly agree to such a resolution being made then this Rule 5A.1.4 shall not apply.

5A.2
If as a result of a Relevant Event a company has obtained control of the Company the Award Holder may, if that other company (“the Acquiring Company”) so agrees release within a period specified by the Acquiring Company (being not less than 28 days nor more than 90 days from the date of change of control) any Subsisting Awards he holds in consideration of a new Award (“the New Award”) on terms which satisfy Rule 5A.2.2 by the Acquiring Company over shares in the Acquiring Company and if at the end of the specified period an Award has not been exercised or released in consideration of a New Award, it shall lapse.

5A.2.1	A New Award issued in consideration of the release of an Award shall be evidenced by an Award Certificate which shall import the relevant provisions of these Rules. A New

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

Award shall for all the purposes of the Plan be treated as having been acquired at the same time as the corresponding released Award.

5A.2.2	In the event of a release of a Subsisting Award to obtain a New Award
	(a)	the total Market Value of the shares subject to the New Award immediately after the release shall be equal to the total Market Value immediately before the release of the Shares which were subject to the Award Holder’s released Award; and
	(b)	the total amount (if any) payable by the Award Holder for the acquisition of shares in pursuance of the New Award shall be equal to the total amount that would have been payable for the acquisition of Shares under the released Award.

5A.3
If as a result of a Relevant Event an Acquiring Company will obtain control of the Company, then the Supervisory Board and the Managing Board may jointly in their  discretion resolve that no Award will give rise to Vested Shares as a result of Rule 5A.1 providing that if the Acquiring Company does not make an offer to exchange all Subsisting Awards  with New Awards on terms which satisfy Rule 5A.2.2 within 30 days of the Relevant Event then the resolution shall cease to be effective and Rule 5A.1 shall apply as if no such resolution had been passed.  For the avoidance of doubt, if the Supervisory Board and the Managing Board do not jointly agree to such a resolution being made then this Rule 5A.3 shall not apply, in addition this Rule 5A.3 does not affect the date on which an Award lapses under Rule 4.3

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

5	Take-overs, Reconstructions, Liquidations etc[2]

B. Provisions applicable to Awards made on or after 23 March 2006

5B.1	Subject to Rule 5B.2 but otherwise notwithstanding anything in the Plan to the contrary:

5B.1.1
on the occurrence of a Relevant Event (as defined in Rule 5B.1.2) the Performance Period shall be shortened to end on the day the Relevant Event takes effect, and Subsisting Awards shall, subject to Rule 5B.1.4, Vest on the date of the Relevant Event to the extent that any Performance Condition has been satisfied to the date of such Vesting and shall lapse as to the balance.  Share Rights to the extent Vested (whether under or by reason of this Rule 5B.1 or otherwise) shall, to the extent unexercised by the end of a period of 90 days or such shorter period as may be determined by the Supervisory Board prior to or on the occurrence of the Relevant Event, following the date the Relevant Event takes effect, lapse.

5B.1.2	for the purposes of these Rules a Relevant Event means

	a)	a change in Control of the Company where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares: or

	b)	a transaction sanctioned by a court involving a compromise or arrangement in connection with the acquisition of Shares, or

	c)	the adoption of a plan of merger with another company or companies or other transaction which, in the opinion of the Supervisory Board, has a substantially similar affect as a merger; or

	d)	the consolidation, reconstruction or liquidation under which either a majority of the Company’s Shares would be eliminated or there would be a change in Control of the Company; or

	e)	a sale of substantially all of the Company’s assets.

5B.1.3
the Supervisory Board may in its discretion resolve, before a Relevant Event, to cancel any or all Awards (whether Share Awards or Share Rights) upon the occurrence of that Relevant Event and provide for the payment to Award Holders in cash of an amount equal to aggregate Market Value at the close of business on the Dealing Day immediately preceding the date such Relevant Event takes effect. of such number of Shares subject to such Awards as would, but for the resolution under this Rule 5B.1.3, have Vested in accordance with this Rule 5B (or which were Vested but not yet released or exercised as at the date of such resolution).

5B.1.4
the Supervisory Board shall determine the extent to which any Performance Condition has been satisfied over the shortened Performance Period in the manner specified in the Performance Condition or, if this is not specified in the Performance Condition, in such manner as it considers to be reasonable having regard to its assessment of performance over the shortened Performance Period and may also in its discretion determine the extent (if any) to which there should be a reduction or further reduction on a time apportionment basis to the number of Shares which are to Vest having regard to the length of the shortened Performance Period as compared to the original Performance Period.

5B.2
If as a result of a Relevant Event a company (“the Acquiring Company”) will obtain Control of the Company, then the Supervisory Board may in its discretion resolve that no Award will give rise to Vested Shares as a result of Rule 5B.1 and that each Subsisting Award will be automatically exchanged for a New Award as described in Rule 5B.3. Any Performance Conditions which applied to the original Awards will apply to the New Awards, subject to such adjustments as the Supervisory Board considers reasonable to take account of the circumstances and affect of the Relevant Event and the exchange of Awards, PROVIDED that if the Acquiring Company does not make an offer to exchange all Subsisting Awards with New Awards on terms which satisfy Rule 5B3 within 30 days of the Relevant Event then the resolution shall cease to be effective and  Rule 5B.1 shall apply as if no such resolution had been passed.

5B.3.1
In the event of a resolution under Rule 5B.2 Subsisting Awards shall, if the Acquiring Company so agrees be released within a period specified by the Acquiring Company (being not less than 28 days nor more than 90 days from the date of change of Control) in consideration of a new Award (“the New Award”) on terms which satisfy Rule 5B.3.3 granted by the Acquiring Company over shares in the Acquiring Company.

5B.3.2
A New Award issued in consideration of the release of an Award shall be evidenced by an Award Certificate which shall import the relevant provisions of these Rules.  A New Award shall for all the purposes of the Plan be treated as having been acquired at the same time as the corresponding released Award.

5B.3.3	In the event of a release of a Subsisting Award to obtain a New Award

	(a)	the total market value of the shares subject to the New Award immediately after the release shall be equal to the total Market Value immediately before the release of the Shares which were subject to the Award Holder’s released Award; and

	(b)	the total amount (if any) payable by the Award Holder for the acquisition of shares in pursuance of the New Award shall be equal to the total amount that would have been payable for the acquisition of Shares under the released Award.

5B.4
For the avoidance of any doubt, the Supervisory Board’s exercise of discretions and other powers reserved to it by Rule 5B apply to all subsisting Awards under this Plan whether such Awards are held by members of the Managing Board or otherwise.

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Rules of the combined Performance Share Plan and Restricted Share Plan

6	Variation of Share Capital

6.1
In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any demerger, capitalisation or rights issue or any consolidation, sub-division or reduction of capital or in such other circumstances as the Managing Board with the consent of the Supervisory Board considers appropriate the number of Shares subject to any Award and the Exercise Price (if any) may be adjusted (including retrospective adjustments) by the Plan Administrator.

6.2
Such adjustment shall be deemed to be effective, from the record date at which the respective variation applied to other shares of the same class as the Shares.  Any Awards reaching their Vesting Date within that period shall be treated as having the benefit of the variation.

6.3	The Plan Administrator shall take such steps as it considers necessary to notify Award Holders of any adjustment made under Rule 6.1 and to amend the Award record consequent upon such adjustment.

ABN-AMRO
Rules of the combined Performance Share Plan and Restricted Share Plan

7	Maturing Awards and Exercise of Share Rights

7.1
Share Awards shall, subject to and in accordance with the Performance Condition[1], vest on the Vesting Date automatically but both the transfer or allotment of shares and the exercise of any Share Right under the Plan shall be conditional on the appropriate consent being received from the Compliance Department.

7.2.1
Subject to Rule 4.4 a Share Right shall be exercised in whole or in part by the Award Holder or, as the case may be, his Beneficiary giving notice in writing of his intention to exercise to the Company accompanied by the appropriate consent from the Corporate Compliance Department and either:

	(a)	an instruction to the Plan Administrator to implement an exercise and immediate sale of all or a specified number of Shares over which the Share Right is to be exercised on that occasion, provided that in the case of an instruction to sell some only of such Shares the number specified must not be less than is sufficient to realise into cash an amount equal to the number of Shares subject to that notice of exercise multiplied by the Exercise Price (if any) plus any amount required to satisfy Rule 7.6.

In the event of any instruction under this sub-rule 7.2.1(a) the Plan Administrator shall account from the proceeds of sale of the Shares to

		i)	the Company with the relevant amount due in respect of the aggregate Exercise Price (if any);

		ii)	the Group Company which employs the Award Holder with such amount as is required to satisfy Rule 7.6 (if any); and

		iii)	with any balance to the designated account of the Award Holder; or

	(b)	payment of an amount equal to the aggregate Exercise Price of the Shares (if any) over which the Share Right is being exercised.

together with, where appropriate, an instruction under Rule 7.6

The notice of intention to exercise shall be effective on the date of the receipt of any appropriate payment (as appropriate) and paperwork (including any consent required under Rule 7.1) by the Company.

7.3
Subject to Rule 7.6, where an Award gives rise to Vested Shares they shall be allotted and issued credited as fully paid or (as the case may be) transferred to or as directed by the Award Holder within 30 days of the Vesting Date in the case of a Share Award, and in the case of a Share Right within 30 days of the date of exercise, and the Company shall arrange for the delivery of definitive evidence of title in respect of the Shares acquired.

7.4	Save for any rights determined by reference to a record date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class as Shares then in issue.

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Rules of the combined Performance Share Plan and Restricted Share Plan

7.5	For so long as Shares in the Company are listed on Euronext , the Company shall apply for Shares issued in respect of Awards to be admitted to Euronext , if they were not so admitted already.

7.6
If, in respect of any Award Holder, the employing company or any company in the Group shall be required by the law of any jurisdiction to deduct or withhold any amounts in respect of tax and/or social security and/or other liabilities in respect of or on account of that Award Holder’s liability for the same by reason of an Award granted to him (which shall include any liability to NIC arising pursuant to an election entered into under Rule 3.5), whether any such requirement arises at the Date of Award or at the Vesting Date or at the date of exercise of a Share Right or at some other date, or if the Award Holder shall be liable personally to account for tax and/or social security and/or other liabilities in respect of the Awards, then in any such case as specified by the Award Holder either:

7.6.1
the Award Holder shall grant to the Company, the irrevocable authority, as agent of the Award Holder and on his behalf, to sell and/or retain and sell subsequently and/or procure the sale of such number of Shares as is sufficient to realise net proceeds to enable the relevant Group company or employing company (as the case may be) to account for such amount of tax and/or social security and/or other liabilities and, in such circumstances, the Shares issued or transferred to the Award Holder upon his award becoming Vested Shares or upon exercise of his Share Right shall be reduced by the number of such Shares as have been sold or retained as mentioned above; or

7.6.2	the Award Holder shall pay to the Company or relevant employing company, as applicable, in such currency as may be required, the amount necessary to satisfy such liabilities.

7.7	For the avoidance of doubt:

7.7.1
where in relation to Rule 7.6 the liability to deduct or withhold falls on the employing company, Group Company or the Award Holder and the Award Holder opts in accordance with Rule 7.6.1 the Company, shall account to such employing company, Group Company or the Award Holder (as the case may be) with the net proceeds of sale for the Shares or an amount equivalent thereto in order to enable such liabilities to be settled and if, following such sale, there shall be any balance of the proceeds of sale not required to meet such liabilities, such balance shall be paid by the Company, to the Award Holder for his own use and benefit absolutely;

7.7.2
if the Award Holder fails to specify either Rule 7.6.1 or Rule 7.6.2 or, if having specified Rule 7.6.2 fails to make the required payment within 15 days of the date of that exercise he shall be deemed for all purposes to have given an irrevocable authority on the Vesting Date within Rule 7.6.1.

7.8	The Company may, subject to Rule 7.9, in lieu of allotting or transferring Shares in accordance with Rule 7.3:

7.8.1	pay a Share Award Holder a cash sum equal to the value of the Vested Shares subject to such Share Award (calculated by reference to the Market Value of a Share on Euronext for the Dealing Day prior to the Vesting Date) or in the case of a Share Right a cash sum equal to the amount by which the value of the Vested Shares subject thereto (calculated by reference to the Market Value of a Share on Euronext for the Dealing Day prior to the date of exercise) exceeds the total exercise price, less in either case any amounts of tax,

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social security or other liabilities in respect of or on account of that Award Holder’s liability for the same by reason of such payment; or allot or transfer such number of Shares as may, subject to Rule 7.6, be acquired with the cash sum calculated in accordance with Rule 7.8.1;

7.8.2	make such other arrangements, including arrangements with a third party broker, to facilitate a cashless transaction;

Provided that if a payment, allotment or transfer of Shares is made to an Award Holder pursuant to this Rule 7.8, such Award Holder shall have no further rights in respect of the Shares subject to that Award.

7.9
Rule 7.8.1 shall in normal circumstances only be applied to facilitate the operation of the Plan in jurisdictions where, by reason of any one or more of regulatory requirements, securities laws, exchange control restrictions or similar requirements, laws or restrictions it is not permitted or is not practicable for an Award Holder to hold Shares and/or to transfer funds outside their jurisdiction.  Rule 7.8 shall not apply to any Award Holders who were resident in the Netherlands at the Date of Award.

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8	Administration and Amendment

8.1
The Plan shall be administered by the Plan Administrator whose decision shall be final save where the Rules require a decision to be made by the Relevant Board.  Any question concerning the interpretation of these Rules shall be determined by the Relevant Board and such decision shall be final and binding.

8.2	Award Holders shall not be entitled to:

8.2.1	receive copies of accounts, circulars or notices sent to holders of Shares;

8.2.2	exercise voting rights; or

8.2.3	receive dividends

in respect of Shares which have not been issued or transferred to such Award Holders in accordance with these Rules.

8.3
The Relevant Board may from time to time amend these Rules to benefit the administration of the Plan, to take account of changes in legislation or tax rulings or other clearances of any description, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Award Holders or Eligible Employees or for the Company or for any Group Company provided that:

8.3.1
no amendment shall be effective which would materially prejudice the interests of Award Holders in relation to Awards already granted to them unless such prior consent or sanction of Award Holders is obtained as would be required under the provisions for the alteration of class rights contained in the incorporation documents and governing statutes of the Company for the time being if the Shares to be allotted or transferred under this Plan constituted a separate but single class of shares and such Shares were entitled to such rights;

8.3.2
the Relevant Board may, subject to Rules 8.3.1 create sub-plans to this Plan in which it may make such amendments to the Rules as it considers necessary or desirable to operate the Plan in any jurisdictions in which Eligible Employees are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction.

8.4
The cost of establishing and operating the Plan (including any duties arising on an issue or transfer of Shares to an Award Holder) shall be borne by the companies within the Group in such proportions as the Relevant Board shall determine.

Any notice or other communication under or in connection with the Plan may be given by the Company either personally or by post or fax or e-mail, and to the Company either personally or by post, fax or e-mail (unless otherwise provided under the Plan) to the Plan Administrator, items sent by post and shall in the case of notices or communications to the Company be treated as received on the day actually received by the Company and in the case of notices from the Company shall be deemed to have been received 48 hours after posting.

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8.5
The Relevant Board may exercise its discretion where it considers that it is necessary or desirable to do so, to provide that such Eligible Employees so designated by the Relevant Board shall receive awards of  notional shares which entitle them to receive a cash payment. Such amounts will be subject to substantially the same terms as Awards subject to such modifications as considered appropriate by the Relevant Board.  On maturity he will be treated as if the notional stock comprised in the award were Shares and will receive a payment equivalent to the Market Value per Share at the Vesting Date multiplied by the number of notional Shares which have Vested, subject to any deductions in accordance with Rule 7.

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9	Miscellaneous

9.1
The rights and obligations of any individual under the terms of his employment with any Group Company shall not, except as specifically provided under the Plan, be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination.

9.2	No part of this Plan shall form part of that Award Holder's pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

9.3	This Plan and any Awards or other benefits arising from it shall be governed by the law of The Netherlands.